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                                                                       EXHIBIT 5

                       [O'Melveny & Myers LLP Letterhead]

May 15, 2003

Ask Jeeves, Inc.
5858 Horton Street, Suite 350
Emeryville, California 94608

         Re:      Registration of Securities of Ask Jeeves, Inc.

Ladies and Gentlemen:

         In connection with the registration of up to 3,400,000 shares of Common Stock of Ask Jeeves, Inc. (the "Company"), par value $0.001 per share (the "Common Stock"), and additional Preferred Stock Purchase Rights pursuant to the Rights Agreement, dated as of April 26, 2001, between the Company and Fleet National Bank, N.A., as Rights Agent (the "Rights"), under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission on or about the date hereof, up to 3,000,000 of such shares of Common Stock (the "Equity Incentive Plan Shares") and related Rights to be issued or delivered pursuant to the Company's 1999 Equity Incentive Plan, as amended (the "Equity Incentive Plan") and up to 400,000 of such shares of Common Stock (the "ESPP Shares") and related Rights to be issued or delivered pursuant to the Company's 1999 Employee Stock Purchase Plan, as amended (the "ESPP"), you have requested our opinion set forth below.

In our capacity as such counsel we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

         (1) the Equity Incentive Plan Shares and related Rights, and the ESPP Shares and related Rights, have been duly authorized by all necessary corporate action on the part of the Company; and

         (2) when issued in accordance with such authorization, the provisions of the Equity Incentive Plan or the ESPP, as applicable, and relevant agreements duly authorized by and in accordance with the terms of the Equity Incentive Plan or the ESPP, as applicable, and upon payment for and delivery of the Common Stock as contemplated in accordance with the Equity Incentive Plan or the ESPP, as applicable, and either (a) the countersigning of the certificate or certificates representing the Common Stock by a duly authorized signatory of the registrar for the Company's Common Stock, or (b) the book-entry of the Common Stock by the transfer agent for the Company's Common Stock in the name of The Depository Trust Company or its nominee, the Equity Incentive Plan Shares and the ESPP Shares will be validly issued, fully paid and non-assessable and the Rights will be validly issued.

We consent to your filing this opinion as an exhibit to the Registration Statement.

                                        Respectfully submitted,


                                        /s/ O'Melveny & Myers LLP